Orion Group Holdings, Inc. Names Robert L. Tabb Chief Financial Officer

HOUSTON, April 03, 2019 (GLOBE NEWSWIRE) -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”) a leading specialty construction company, today announced the appointment of Mr. Robert Tabb as Vice President and Chief Financial Officer.  Mr. Tabb has served as Interim Chief Financial Officer since November 2, 2018.
“I’m very pleased to have Robert fill the position of Chief Financial Officer.  Robert’s efforts these last several months have demonstrated his skill, drive, and commitment needed for this key role,” said Mark Stauffer, Orion Group Holdings’ President and Chief Executive Officer.  “Robert has been an integral part of the senior management team for the past 4 years and he possesses a deep understanding of our business, markets, and strategic plans.”
Robert L. Tabb Biography
Mr. Tabb served as Orion Group Holdings’ Interim Chief Financial Officer since November 2018.  Prior to this Mr. Tabb served as Orion Group Holdings Vice President Finance from November 2016 and served as the Company’s Director of Financial Planning and Analysis from April 2014.  Mr. Tabb has over 12 years of public company accounting and financial management experience and prior to joining Orion, Mr. Tabb held progressively responsible positions in accounting, finance, and M&A, with Mattress Firm, Inc., MXenergy, Inc., and J. Richard Claywell, CPA.
About Orion Group Holdings, Inc.
Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment.  The Company’s marine segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.
Contact
Orion Group Holdings Inc.
Shane Martin (972) 850-2001

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